Exhibit 11

                        STERICYCLE, INC. AND SUBSIDIARIES

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                   (unaudited)

                                                  For the Nine
                                                  Months Ended
                                                  September 30,

                                            1999               1998
                                            ----               ----

Weighted average common shares
outstanding--basic earnings
per share                                   14,073,309         10,579,886
Common stock issuable upon
assumed conversion of stock
options and warrants                           397,882            653,926
                                           -----------        -----------
Adjusted weighted average
common shares outstanding--
diluted earnings per share                  14,471,191         11,233,812
                                           ===========        ===========
Net income (in thousands)                  $     7,869        $     3,421
                                           ===========        ===========
Net income per share--basic                $      0.56        $      0.32
                                           ===========        ===========
Net income per share--diluted              $      0.54        $      0.30
                                           ===========        ===========